Exhibit 4.3

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS

COVERING SECURITIES THAT HAVE BEEN REGISTERED

UNDER THE SECURITIES ACT OF 1933

SUMMARY OF GRANTS OF SHARES OF

OVERNITE CORPORATION COMMON STOCK TO EMPLOYEES

General Information

The description of the grant of shares of Overnite Corporation common stock (“Common Stock”) in this Prospectus constitutes a plan for the award of Common Stock to employees. The date of this Prospectus is October 31, 2003.

The grant of shares of Common Stock to employees was approved by the Board of Directors of Overnite Corporation (the “Company”), effective October 28, 2003. The grant of shares of Common Stock is intended to assist the Company in recruiting and retaining employees and to strengthen their commitment to the financial success of the Company and its subsidiaries.

The Company will award shares of Common Stock to each person who satisfies the eligibility requirements described below. A person who satisfies the eligibility requirements and receives an award of Common Stock under the plan is referred to as a “Participant.”

The grant of shares of Common Stock to Participants is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Eligibility for Participation

A person will be eligible to receive Common Stock under the plan if (a) he or she was an employee of the Company or a Subsidiary on October 31, 2003, or (b) he or she was a “part-time employee” of the Company or a Subsidiary on October 31, 2003, and had completed at least twelve months of employment with the Company or a Subsidiary on or before October 31, 2003. A Participant’s classification as a “full-time employee” or a “part-time employee” will be determined based on his or her classification under the payroll practices and procedures of his or her employer (either the Company or a Subsidiary).

A Participant who was classified as a “full-time employee” on October 31, 2003, will receive twenty shares of Common Stock. A Participant who was classified as a “part-time employee” on October 31, 2003, will receive ten shares of Common Stock.

Notwithstanding the preceding paragraphs, participation by employees who are represented by the International Brotherhood of Teamsters (the “Teamsters”),

and the terms and conditions of their participation, are subject to collective bargaining with the Teamsters.

Terms and Conditions of Award

Vesting

Shares of Common Stock issued to Participants are immediately nonforfeitable and transferable on the date of the award.

Shareholder Rights

A Participant has all of the rights of a shareholder with respect to the Common Stock issued to him or her, including the right to receive dividends and vote the shares.

Federal Income Tax Treatment of Common Stock Awards

A Participant recognizes ordinary income for the taxable year in which the shares of Common Stock are received. The income that is recognized equals the fair market value of the shares of Common Stock on the date of the award.

The Participant’s tax basis in the shares received equals the amount of income recognized. Any gain or loss that a Participant realizes upon the sale of shares of Common Stock acquired pursuant to a stock award will be treated as long-term or short-term capital gain or loss, depending on the period that the Participant held such shares.

The Participant’s employer (either the Company or a Subsidiary) may claim a federal income tax deduction equal to the amount of ordinary income recognized by a Participant.

The Company believes that the above discussion accurately reflects the applicable tax consequences of the receipt of Common Stock under current tax laws. It cannot, however, provide you tax or legal advice and you should consult your tax advisor with any questions about being awarded shares of Common Stock and applicable tax laws.

Documents Incorporated by Reference

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and made a part hereof:

(a)    the Company’s prospectus, dated October 31, 2003, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and (b) the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, dated October 27, 2003, filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this summary and prior to the termination of the offering of Common Stock through the procedures outlined in this Prospectus will be deemed to be incorporated by reference in the Prospectus and to be a part thereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein will be deemed to be modified or superseded for purposes of the Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the Prospectus.

The documents incorporated by reference together with this summary constitute a Prospectus required by Section 10(a) of the Securities Act of 1933, as amended. The Company will furnish, without charge, upon written or oral request, to each person to whom a copy of this summary is delivered, a copy of any or all of the documents, unless such exhibits are specifically incorporated by reference herein. Requests should be directed to General Counsel, Overnite Corporation, 1000 Semmes Avenue, Richmond, Virginia 23224 (telephone (804) 231-8000).

In addition, the Company will deliver to all Participants, upon oral or written request to the above address and telephone number, all reports, proxy statements and other communications distributed to the Company’s shareholders.

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